Exhibit 99.1

LASERLOCK TECHNOLOGIES, INC. NAMES CHIEF OPERATING OFFICER

J.P. Morgan’s Benjamin Burrell Joins Identity Authentication Pioneer

NEW YORK – July 15, 2015 – LaserLock Technologies, Inc. (OTCBB: LLTI) (“LaserLock”), a pioneer in patented physical, cyber and biometric technology solutions that prevent identity theft, counterfeiting and fraud, announced today that Benjamin Burrell has joined the company as chief operating officer. Mr. Burrell’s appointment is effective as of July 9, 2015.

Mr. Burrell brings over a decade of experience in the implementation of technology solutions in the financial services industry. He joins LaserLock from JPMorgan Chase & Co. where he worked for nearly 14 years, most recently as Vice President – Americas, Head of Middle Office Operations for Clearing, Collateral Management and Execution. He oversaw the teams responsible for the service delivery of technology-based financial services products to institutional clients. Mr. Burrell began his career with Barclays Bank Plc in London and has also worked as director of business development for boutique investment bank, New Vernon Financial LLC.

“Ben’s deep experience with technology products and serving clients in the banking industry, which is driven by secure technology solutions, will help us grow our business,” said Paul Donfried, CEO of LaserLock.

“Security breaches have grown to epidemic proportions. LaserLock’s patented technology is perfectly positioned to take a leading role in what must be a worldwide drive to significantly improve security,” said Mr Burrell. “LaserLock offers the right products at the right time. I look forward to working with Paul to drive the company’s strategy.”

About the Company

LaserLock is a high-tech solutions company in the field of authenticating products and people. It authenticates products, documents and currency with a suite of proprietary security inks and people by performing strong, multi-factor validation via a patented digital platform, called VerifyMe. To learn more, visit www.laserlocktech.com or www.verifyme.com.

Forward-Looking Statements

This press release includes “forward-looking statements”, which may be identified by words such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: our ability to raise additional capital, our limited revenues generated to date, our ability to attract and retain qualified personnel, the ability to successfully develop licensing programs and generate business, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments, intense competition with larger companies, general economic conditions, and other factors set forth described in our filings with the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K filed with the SEC on April 16, 2015. LaserLock Technologies expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media:

Paul Donfried

Chief Executive Officer

pdonfried@laserlocktech.com

202-400-3700 x120

INVESTOR RELATIONS

LaserLock Technologies

IR@laserlocktech.com